FOR IMMEDIATE RELEASE

QUINNIPIAC BANK & TRUST COMPANY SHAREHOLDERS APPROVE
MERGER WITH BANKWELL

September 25, 2014 (New Canaan, Connecticut/Hamden, Connecticut):  Bankwell Financial Group, Inc.  (NASDAQ: BWFG), the parent company of Bankwell Bank, and Quinnipiac Bank & Trust Company ("Quinnipiac") announced today that the shareholders of Quinnipiac approved the merger with and into Bankwell Bank on September 24, 2014. Bankwell Bank and Quinnipiac have now secured all regulatory and shareholder approvals required for their merger to proceed.

The transaction is expected to close on October 1, 2014.

About Bankwell Financial Group, Inc. and Quinnipiac Bank & Trust Company.

Bankwell Financial Group is a bank holding company located in New Canaan, Connecticut. Bankwell Financial Group operates a state chartered commercial bank subsidiary, Bankwell Bank. Bankwell Bank operates branches in the Fairfield County towns or cities of New Canaan, Fairfield, Stamford, Wilton and a loan production office in Bridgeport. Bankwell Bank is FDIC insured and provides a full range of banking services to commercial and consumer customers, primarily located within its community and the surrounding area. For more information, visit www.mybankwell.com

Quinnipiac Bank & Trust Company is a state chartered commercial bank located in Hamden, Connecticut, whose deposits are insured by the FDIC.  Quinnipiac provides a full range of banking services from its two branches in Hamden and North Haven to commercial and consumer customers primarily located within its community and the surrounding area.

Forward-Looking Statements

This press release may contain certain forward-looking statements about Bankwell. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Bankwell and its subsidiaries are engaged.

For more information about this press release, interested parties can contact

Bankwell:

Diane Knetzger
203-652-6319
dknetzger@mybankwell.com

Quinnipiac:

Mark A. Candido
President & Chief Executive Officer
203-407-0756
mcandido@quinnipiacbank.com